                                                                    EXHIBIT 99.1

SALE OF FOUR SHOPPING CENTERS, THREE MORTGAGE TRANSACTIONS, & MODIFICATION OF SECURED CREDIT FACILITY

MANHATTAN BEACH, CA December 18, 2000 -- Center Trust, Inc. (NYSE: CTA), a real estate investment trust, today announced that it has completed the sale of four community shopping centers for an aggregate sales price of $59.2 million. The company also announced that it has secured three non-recourse mortgages and completed a modification of its secured credit facility. Collectively, these transactions provide the company with availability on its secured credit facility of approximately $133 million. The company anticipates that it may, to the extent they are available at a discount to par, purchase some of its convertible debentures, in open market or privately negotiated transactions, prior to their January 15, 2001 maturity date.

Asset Dispositions

On December 14, 2000, the company completed the sale of three community centers to an unrelated third party. The assets sold consisted of Fairwood Shopping Center, a 208,000 square foot center located in Renton, Washington, Covington Square, a 150,000 square foot center located in Covington, Washington and San Fernando Mission Plaza, a 67,000 square foot center located in San Fernando, California. In addition, on December 13, 2000, the company completed the sale of Pacific Linen Plaza, a 69,000 square foot shopping center located in Lynnwood, Washington. The combined sales price of the four assets was $59.2 million. After the repayment of debt of $27.8 million and other closing costs, net cash proceeds of $26.3 million were used to reduce the outstanding balance on the company's secured credit facility.

Financing Transactions

On November 30, 2000, the company closed on three non-recourse mortgages with total proceeds of $50.2 million. These mortgages, each secured by a single asset, have an initial term of two years with the ability to extend for an additional three years, and bear interest at LIBOR plus 230 basis points. The three properties financed, all of which are located in California, were Fullerton Town Center, La Verne Town Center and Country Fair Shopping Center. The assets were previously part of a five-asset pool that secured a single mortgage. The proceeds from the three new mortgages and other cash were used to defease the loan at a total cost of $55 million. As a result, two properties, San Fernando Mission Plaza and Rosedale Village were unencumbered. Subsequently, the San Fernando Mission Plaza asset was sold as outlined above and Rosedale Village was added as collateral under the company's secured credit facility.

On December 15, 2000, the company executed a modification to its secured credit facility. Under the terms of the modification, the total commitment under the credit facility was adjusted to $193 million. The maximum advance rate against the assets pledged to the facility increased from 70% to 78% of underwritten value. Interest on the facility is based upon the loan balance as a percentage of the underwritten value of the collateral pool. If the loan to value is less than 70%, interest on the balance accrues at a rate equal to 250 basis points over LIBOR and increases to 275 basis points over LIBOR and 300 basis points over LIBOR as the loan to value exceeds 70% and 75%, respectively.

About Center Trust

Center Trust, Inc., a fully integrated, self-managed real estate investment trust, is a leading developer, owner and manager of retail shopping centers in the Western United States. The company owns or controls a portfolio of 43 retail properties, comprised of 37 unenclosed, anchored shopping centers, 2 regional malls and 4 single tenant facilities.

Safe Harbor

Certain statements contained in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from what is currently anticipated. Those risks include, among others, the ability of the company to successfully complete financing and asset disposition transactions in an amount sufficient to repay the convertible debentures, the ability of the company to meet the conditions and covenants required to maintain availability under its credit facility, national and local economic, business and real estate conditions that will, among other things, affect demand for retail properties, availability and creditworthiness of prospective tenants, the level of lease rents and the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisitions and development (including the failure of pending acquisitions to close and successful completion of renovations), governmental actions and initiatives, and environmental/safety requirements, and other risks detailed from time to time in the SEC filings of Center Trust, Inc.